Exhibit 10.1

FINANCING AGREEMENT

This FINANCING AGREEMENT (“Agreement”), dated as of March 21, 2024, is by and between Mark Burish (“Lender”) and SETH E. DIZARD, not individually, but solely in his capacity as Wisconsin Statutes Chapter 128 Receiver for Sonic Foundry, Inc. (“Receiver”).

RECITALS

A.    Sonic Foundry, Inc., a Maryland corporation with headquarters in Madison, Wisconsin (“Sonic”), is indebted to Lender on account of loans and other financial accommodations provided by Lender to Sonic. All of the indebtedness and liabilities of Sonic to Lender, whether now existing or hereafter arising (collectively, the “Indebtedness”), are secured by a properly perfected first priority security interest in favor of Lender in all of the assets of Sonic (the “Pre-Receivership Collateral”). The promissory notes, loan agreements, security agreements and other instruments, agreements and documents evidencing, securing, executed in connection with, or otherwise related to the Indebtedness are hereinafter referred to collectively as the “Loan Documents.”

B.    As of March 21, 2024, the outstanding balance of the Indebtedness (excluding costs, fees or expenses incurred by Lender for which Sonic is obligated to reimburse Lender) was approximately $6,955,337.55.

C.    The Receiver has been appointed by the Circuit Court for Dane County (the
“Court”) as receiver for Sonic pursuant to Chapter 128 of the Wisconsin Statutes (the “Receivership Case”).

D.    Receiver believes that in order to maximize the value of Sonic’s assets, it is necessary that Receiver use Lender’s cash collateral, and that Receiver’s use of Lender’s cash collateral as provided herein is in the best interests of the creditors of Sonic and Sonic’s receivership estate.

E.    Receiver further believes that in order to maximize the value of Sonic’s assets, it is necessary that Receiver borrow additional funds from Lender on the terms set forth herein, and that such borrowing is in the best interests of creditors of Sonic and Sonic’s receivership estate.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Receiver and Lender agree as follows:

1.    Recitals. Receiver and Lender agree that the foregoing Recitals are true and correct.

2.    Assumption of Loan Documents; Continuing Validity of Loan Documents. Receiver hereby assumes all of Sonic’s obligations under the Loan Documents, including, without limitation, the Indebtedness. Receiver and Sonic shall be bound by the terms and conditions of the Loan Documents. Receiver acknowledges the enforceability of the Indebtedness and each of the Loan Documents, acknowledges that all of the Indebtedness is secured by a properly perfected first priority security interest in favor of Lender in all of the assets of Sonic, and acknowledges Receiver’s obligation to repay the Indebtedness. Notwithstanding the foregoing, the Receiver shall have a 90 day period to evaluate the validity, priority, and extent of the Indebtedness and the Lender’s security interest in the Pre-Receivership Collateral; however, Receiver shall not use any portion of the Pre-Receivership Collateral (including, without limitation, Cash Collateral), Collateral (as defined below), or Receivership Loans (as defined below) to challenge the Indebtedness, or the validity, priority, or extent of Lender’s security interests in and to the Pre-Receivership Collateral (including, without limitation, Cash Collateral) or Collateral.

3.    Budget; Costs of Preserving the Estate. The Lender has approved a budget setting forth on a weekly basis Receiver’s projected weekly ordinary and necessary expenses of operating the business of Sonic and the estimated fees of Receiver and the Receiver’s agents (the “Budget”). The Budget may be amended only upon written approval of the Lender. Without diminishing the priority of the liens described herein, all use of Lender’s Cash Collateral (as defined below) in accordance with the Budget, all advances of credit by Lender to the Receiver, and all obligations of the Receiver to Lender under this Agreement shall be deemed “actual and necessary costs of preserving the estate subsequent to the commencement of the proceedings” under Section 128.17(1)(a) of the Wisconsin Statutes.

4.    Use of Cash Collateral; Loans.

a.    Receiver acknowledges and agrees that all of Sonic’s assets and all of Receiver’s assets are encumbered by a properly perfected, first priority security interest in favor of Lender. Without limiting the generality of the preceding sentence, Receiver acknowledges and agrees that all of Receiver’s and all of Sonic’s cash, cash equivalents, checks, notes, drafts, instruments, refunds, rebates and deposits, all other monies and proceeds from the sale of goods or services by Receiver or Sonic and all other monies and other proceeds collected by Receiver or Sonic (collectively, “Cash Collateral”) are encumbered by such security interest in favor of Lender. Receiver shall deposit all Cash Collateral only in an account maintained by Receiver at an approved depository institution. Until the earlier to occur of (a) May 10, 2024, or (b) the occurrence of a Termination Event (as defined below), Receiver is authorized to use Cash Collateral only in accordance with the Budget to pay ordinary and necessary expenses of operating the business of Sonic and the administration of the receivership estate, including, but not limited to fees of Receiver and his agents in accordance with the Budget, and to pay the Indebtedness. Expenditures stated for each line item in the Budget for a particular week may be carried over and added to the amount set forth in such specific line item for the following week if such expenditure is not made during the week specified in the Budget. In addition, Receiver shall be permitted on a weekly basis to shift between line items as specified in the Budget an amount not to exceed 10% of any such line item. The Budget may be modified only by written agreement between Receiver and Lender. For the avoidance of doubt, Receiver shall not use any portion of the Pre-Receivership Collateral (including, without limitation, Cash Collateral), Collateral (as defined below), or Receivership Loans (as defined below) to challenge the Indebtedness, or the validity, priority, or extent of Lender’s security interests in and to the Pre-Receivership Collateral (including, without limitation, Cash Collateral) or Collateral.

b.    To the extent Cash Collateral is insufficient to pay any ordinary and necessary expense in accordance with the Budget as provided in section 3 above, Receiver is authorized to borrow from Lender sufficient funds to allow Receiver to pay such ordinary and necessary expense in accordance with the Budget as provided in section 3 above (the “Receivership Loans”). Because it is apparent that Sonic will require access to Receivership Loans no later than April 15, 2024, Lender shall make an initial Receivership Loan advance of $50,000 upon entry of an order approving the terms of this Agreement on an interim basis. Other than this initial Receivership Loan advance, Lender shall not be obligated to make Receivership Loans and shall make Receivership Loans as it elects in its sole discretion, and subject to such documentation and at such interest rates as Lender shall in its sole discretion require. All requests by Receiver for Receivership Loans shall be in writing from the Receiver or his authorized agent, and shall be made on a weekly basis, unless otherwise permitted by the Lender. All Receivership Loans shall be shall be due and payable on the occurrence of a Termination Event. In addition, all Receivership Loans will be secured by a super-priority lien on all of Sonic’s assets and the assets of the Receivership estate, whether now owned or hereafter acquired, including all proceeds and products of the foregoing.

5.    Costs and Expenses. All legal fees and expenses incurred by Lender in connection with the Receivership Case shall be deemed part of the Indebtedness, secured by the Pre-Receivership Collateral.

6.    Security.

a.    Receiver hereby grants to Lender a super-priority security interest in the Collateral (as defined below) to secure the payment and performance of the Receivership Loans. The security interest granted to Lender in this Agreement is in addition to all security interests previously granted to Lender by Sonic. The super priority security interest in the Collateral granted to Lender in this Agreement shall be and hereby is deemed to be (i) valid, binding, enforceable and perfected immediately and continuously without the execution or filing of any financing statement or other document or instrument otherwise required to be executed and/or filed under applicable law and (ii) a properly perfected, first priority security interest with paramount priority over any and all other security interests, liens, claims, encumbrances and interests of any kind or nature. The super priority security interest in the Collateral granted to Lender in this Agreement shall not be subordinated to or treated pari passu with any other security interest, lien, or claim, including but not limited to, any lien or claim of Receiver. All Collateral shall secure the Receivership Loans, including, without limitation, all obligations of Sonic and the Receiver to Lender under the Receivership Loans, as well as any and all present and future debts, obligations and liabilities of Sonic and Receiver to Lender pursuant to this Agreement. The foregoing notwithstanding, Lender may, in its sole discretion, file such UCC financing statements naming Receiver or Sonic as debtor as Lender may elect.

b.    For purposes of this Agreement, “Collateral” means collectively (i) all of the Receiver’s assets, whether now owned and existing or hereafter created, assumed or acquired, wherever located, including, without limitation, all accounts, contract rights, chattel paper, instruments, documents, investment property, equipment, fixtures, inventory, general intangibles, patents, trademarks and copyrights (and the good will associated with and registrations and licenses of any of them), deposit accounts, documents, letter of credit rights, any supporting obligations relating to the foregoing, commercial tort claims, any insurance coverage relating to any of the foregoing and all books and records pertaining to any of the foregoing, (ii) all of Sonic’s assets, whether now owned and existing or hereafter created, assumed or acquired, wherever located, including, without limitation, all accounts, contract rights, chattel paper, instruments, documents, investment property, equipment, fixtures, inventory, general intangibles, patents, trademarks and copyrights (and the good will associated with and registrations and licenses of any of them), deposit accounts, documents, letter of credit rights, any supporting obligations relating to the foregoing, commercial tort claims, any insurance coverage relating to any of the foregoing and all books and records pertaining to any of the foregoing, (iii) all claims, causes of action and other rights vested in Receiver under Chapter 128 of the Wisconsin Statutes, including, without limitation, all rights of Receiver to recover property or its value or to avoid transfers, including, without limitation, the right to avoid transfers pursuant to Sections 128.07 or 128.18 or Chapter 242 of the Wisconsin Statutes and (iv) all additions and accessions to and all proceeds and products of, any of the foregoing.

7.    Reporting. Receiver and his agents shall provide to Lender the following:

a.    On March 29, 2024 and on every other Friday thereafter, a summary of Receiver’s cash receipts and disbursements as of the close of business for the immediately preceding calendar week, including a comparison of actual to budgeted amounts on a weekly and cumulative basis; and

b.    Upon Lender’s request, such information as Lender may reasonably request, including, without limitation, information concerning Sonic, the Collateral, or the Receivership Case.

8.    Application of Payments. All payments made by Receiver to Lender and all proceeds of Collateral received by Lender may be applied by Lender, in its sole discretion, to any of the Indebtedness.

9.    Non-Transfer of Collateral. Prior to payment in full of the Indebtedness, and other than in the ordinary course of business, the Receiver shall not sell, lease, or otherwise dispose of any of the Collateral without the prior written consent of Lender. Other than transactions in the ordinary course of business, all sales, auction and other procedures utilized by Receiver in connection with the sale, lease, or other disposition of any of the Collateral, all agreements and other documents executed in connection with any such sale, lease, or other disposition and any order approving any such sale, lease, or other disposition, shall be subject to the prior approval of Lender. In the event Lender consents in writing to a sale, lease, or other disposition of Collateral, Receiver shall cause all proceeds of such sale, lease, or other disposition to be paid by the buyer or other transferee directly to Lender for application to the Indebtedness until paid full.

10.    No Liability for Lender. Notwithstanding any contrary provision of this Agreement, no liabilities, costs, or expenses of, or claims against, Receiver, Sonic’s receivership estate, or Sonic shall be imposed against Lender or any Collateral.

11.    Event of Default. An “Event of Default” shall occur upon the occurrence of any of the following: (a) the dismissal or closing of the Receivership Case; (b) any provision of this Agreement or any interim or final order approving this Agreement, for any reason, ceases to be valid, effective, or binding on Receiver, or Receiver or any other party so asserts in writing; (c) the entry of an order amending, supplementing, staying, vacating or otherwise modifying this Agreement or any interim or final order approving this Agreement, other than as agreed to by Lender; (d) a default by Sonic or the Receiver under, or the failure of Sonic or the Receiver to comply with any provision of this Agreement or any documents executed in connection with any Receivership Loans; (e) the creation or assertion of any voluntary or involuntary security interest, lien, debt, or claim that would prime or attempt to prime, or have the effect of priming or attempting to prime, Lender’s security interest in any of the Collateral, or the filing of any document or action that Lender reasonably believes would have the effect of creating or asserting such a security interest, lien, debt, or claim; (f) an interim order or a final order, in form and substance satisfactory to Lender, approving the terms of this Agreement is not entered by the Court within five (5) days of the date of this Agreement (unless Lender consents to a longer period); (g) if the order described in clause (f) is an interim order, any lapse of such interim order prior to entry of the final order approving this Agreement, or a final order, in form and substance satisfactory to Lender, approving this Agreement is not entered within fifteen (15) days of the entry of such interim order (unless Lender consents to a longer period); (h) the filing of any petition in bankruptcy, whether voluntary or involuntary, by or against Sonic; (i) the failure of Receiver to continue to act as receiver in the Receivership Case; (j) any action or omission on the part of Receiver or Sonic, or the entry of any order in the Receivership Case, which, in the reasonable judgment of Lender, is inconsistent in any material respect with any provision of this Agreement or contrary to the interests of Lender; (k) any Event of Default under the Loan Documents, other than an Event of Default arising as a consequence of the commencement of the Receivership; (l) the attempt by Sonic or the Receiver, without the consent of the Lender, to use Pre-Receivership Collateral (including, without limitation, Cash Collateral) other than in accordance with the terms of this Agreement and the Budget; (m) the attempt by Sonic or the Receiver to sell, settle, compromise, or otherwise dispose of all or any part of the Collateral on terms unacceptable to Lender in its sole and absolute discretion; (n) an objection of any party to the extent, validity, enforceability or priority of Lender’s security interests in, and/or liens on, any of the Pre-Receivership Collateral or the Collateral, which objection is sustained; or (o) the closing of a sale of the assets of Sonic, including the Collateral, does not occur on or before May 10, 2024.

12.    Termination Event. A “Termination Event” shall occur upon the occurrence of any of the following:

a.    automatically, on May 10, 2024 unless this Agreement is extended by the Lender in writing,

b.    an Event of Default (unless such Event of Default is expressly waived by Lender in writing),

c.    the delivery by Lender to Receiver of a written notice of termination of Receiver’s authority to use Cash Collateral, or

d.    Lender’s demand for repayment of any Receivership Loans.

Upon the occurrence of a Termination Event, without further order of the Court, the following automatically shall occur:

i.

immediately upon written notice from Lender to Receiver to do so, Receiver shall assemble and deliver possession of all of the Pre-Receivership Collateral and the Collateral to Lender at a time and place designated by Lender;

ii.

Receiver’s authority to use Cash Collateral and the proceeds of any Receivership Loans shall terminate, provided, however, that Receiver may use any Cash Collateral or proceeds of Receivership Loans in his possession to pay any expenses incurred by Receiver in accordance with the Budget prior to the Termination Event.

13.    Effect of Termination. Notwithstanding any order entered by the Court in the Receivership Case to the contrary, Lender shall be entitled to exercise any and all of its rights and remedies with respect to the Pre-Receivership Collateral, the Collateral, and the Indebtedness, including the right to liquidate the Pre-Receivership Collateral and the Collateral in accordance with applicable law. The Receiver stipulates that any stay imposed by the Court shall be terminated and consents to a sale or auction of any or all portion of the Pre-Receivership Collateral and the Collateral, which sale or auction shall be at the sole election of Lender and may, at Lender’s election, be performed by an auctioneer approved by Lender. The occurrence of a Termination Event shall not affect any security interests, claims, rights, priorities, releases, or other benefits or protections granted to Lender in this Agreement.

14.    Release. In further consideration of the execution of this Agreement by Lender, Receiver hereby releases, discharges and agrees to hold harmless Lender and Lender’s representatives, agents, employees, attorneys, successors, affiliates, successors, and assigns (collectively, the “Released Parties”) from any and all claims, defenses, set-offs, counterclaims, actions, causes of action, suits, controversies, agreements, provisions, liabilities and demands, in law or in equity, whether known or unknown, which Receiver or Sonic ever had, now has, or may hereafter have, arising on or before the date of this Agreement (collectively, “Claims”), including, without limitation, Claims relating to or arising out of the Loan Documents. Receiver agrees to assume the risk of any and all unknown, unanticipated or misunderstood Claims which are released hereby.

15.    No Release by Lender. The Loan Documents shall remain in full force and effect, and this Agreement shall not release, discharge, or satisfy any present or future debts, obligations, or liabilities owed to Lender by Sonic, the Receiver, or any other person or entity, and shall not release, discharge, or satisfy any mortgage, security interest, lien or other collateral or security for any of such debts, obligations or liabilities of Sonic, the Receiver, or any other person or entity. Further, this Agreement shall not constitute a waiver of any default under the Loan Documents by Sonic or any other person or entity. Lender expressly reserves all of its rights and remedies with respect to Sonic, the Receiver, and any other persons or entities, and all such mortgages, security interest, liens and other collateral and security. Without limiting the generality of the foregoing, all present and future debts, obligations and liabilities of Sonic and the Receiver under this Agreement and any Receivership Loans shall be secured by all real and personal property of Sonic and the Receiver, including without limitation, the Collateral.

16.    Indemnification. In consideration of the execution and delivery of this Agreement by Lender and the agreement to extend credit provided hereunder, Sonic and Receiver hereby agree to indemnify, exonerate and hold Lender and Lender’s officers, directors, employees, agents and attorneys (collectively, the “Lender Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages, and expenses, including, without limitation, reasonable attorneys' fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to (a) the execution, delivery, performance, enforcement or administration of this Agreement and the Receivership Loans (if any); (b) the relationship of the parties as borrower and lender; (c) the noncompliance by Sonic or the Receiver or by any property of Sonic with environmental laws. Notwithstanding the foregoing, Sonic and the Receiver shall not be required to indemnify any Lender Party for any such Indemnified Liabilities arising on account of the willful misconduct of such Lender Party, and if and to the extent that the foregoing may be unenforceable for any reason, Sonic and the Receiver hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

17.    Right to Credit Bid. In connection with the sale or other disposition of all or any portion of the Collateral, Lender will in all events have the right to use the Receivership Loans, or any part thereof, to credit bid with respect to any bulk or piecemeal sale of all or any portion of the Collateral.

18.    Lender’s Access. Lender and its advisors and agents at all times shall have access to the Collateral and Receiver’s and Sonic’s places of business, books, records and documents, for the purpose of inspecting, examining, verifying, appraising, or valuing same, performing audits or investigations, exercising any of Lender’s rights or remedies, or for such other purposes as Lender deems appropriate.

19.    Insurance. Receiver shall maintain all insurance required by the Loan Documents and shall provide Lender with proof of insurance at Lender’s request.

20.    Relationship of Receiver to Lender. Receiver and Receiver’s agents shall liquidate the Collateral in good faith and using their best business judgment, subject to the terms of this Agreement. Neither Receiver nor Receiver’s agents shall be deemed agents of Lender. Lender acknowledges that Seth E. Dizard, although liable as Receiver, shall not be personally liable to Lender under this Agreement, the Loan Documents, or otherwise, except for his own bad faith or willful misconduct.

21.    No Proof of Claim. Lender shall not be required to file a proof of claim with respect to any of the Indebtedness or the Receivership Loans. Lender's submission to the Receiver of an accounting of the outstanding Indebtedness and the Receivership Loans shall constitute an informal proof claim.

22.    Signatures. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

23.    Entire Agreement. This Agreement reflects the entire understanding of Lender and Receiver with respect to the subject matter herein contained, and supersedes any prior agreements (whether written or oral) between the parties regarding the subject matter hereof. The terms of this Agreement may be waived, amended, or supplemented only pursuant to a writing signed by Lender and Receiver.

24.    Titles. The titles of sections in this Agreement are for convenience only and do not limit or construe the meaning of any such section.

25.    Effectiveness. Receiver promptly will seek Court approval of this Agreement in the Receivership Case. This Agreement will become effective only upon the entry of an order, in form and substance satisfactory Lender, by the Court approving this Agreement. Receiver shall not have authority to use Cash Collateral until the Court enters an order, in form and substance satisfactory to Lender, approving this Agreement. The provisions of this Agreement and any interim or final order approving this Agreement shall be binding upon and inure to the benefit of the Lender and Receiver and their respective successors and assigns (including, without limitation, any other receiver appointed or elected in the Receivership Case).

Dated as the date first above written.

LENDER:

MARK BURISH

By: /s/ Mark Burish

Its: _____________________________________

RECEIVER:

By: /s/ Seth Dizard

Seth E. Dizard, not individually, but solely in

his capacity as Wis. Stat. Chapter 128 Receiver

of Sonic Foundry, Inc.

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